Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of April 29, 2020, by and among UAS Drone Corp., a Nevada corporation (“Parent”), UAS Acquisition Corp., a Delaware corporation (“Subsidiary”) and Duke Robotics, Inc., a Delaware corporation (“Duke”).

RECITALS:

WHEREAS Parent is a corporation organized and existing under the laws of the State of Nevada;

WHEREAS Subsidiary is a corporation organized and existing under the laws of the State of Delaware and is a wholly-owned subsidiary of Parent;

WHEREAS Duke is a corporation organized and existing under the laws of the State of Delaware and is a majority-owned subsidiary of Parent.

WHEREAS Subsidiary and its board of directors deem it advisable and in the best interests of Subsidiary and its stockholders to merge Subsidiary with and into Duke pursuant to the provisions of the Delaware General Corporation Law (“DGCL”) upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Subsidiary shall be merged with and into Duke (the “Merger”) upon the terms and conditions set forth below.

ARTICLE 1

PRINCIPAL TERMS OF THE MERGER

1.1  Merger.  On the Effective Date (as defined in Section 4.2 below), Subsidiary shall be merged with and into Duke and the separate existence of Subsidiary shall cease and Duke shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) in the Merger.

1.2  Certificate of Incorporation of the Surviving Corporation.  The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Duke as in effect on the date hereof without change unless and until amended in accordance with applicable law.

1.3  Bylaws of the Surviving Corporation.  The bylaws of the Surviving Corporation shall be the bylaws of Duke as in effect on the date hereof without change unless and until amended or repealed in accordance with applicable law.

1.4  Directors and Officers.  At the Effective Date of the Merger, the directors and officers of Duke in office at the Effective Date of the Merger shall become the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, until his or her successor is duly elected or appointed and qualified.

ARTICLE 2

CONVERSION, CERTIFICATES AND PLANS

2.1  Conversion of Shares. Each share of the Subsidiary’s issued and outstanding common stock immediately prior to the Effective Date shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, such that the Parent shall be the holder of all of the issued and outstanding shares of capital stock of the Surviving Corporation following the Merger. Shares of Duke’s issued and outstanding common stock immediately prior to the Effective Date, except for any such shares held by the Parent or the Subsidiary, shall be exchanged for the right to receive a pro-rata portion of a total of 63,856 shares of the Parent’s common stock (the “Exchange Shares”). The holders of outstanding certificates theretofore representing the Subsidiary’s common stock or Duke’s common stock will not be required to surrender such certificate to the Subsidiary, the Surviving Corporation or the Parent.

ARTICLE 3

TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

3.1  Effects of the Merger.  At the Effective Date, the Merger shall have the effects specified in the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date the Surviving Corporation shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement; the rights, privileges, powers and franchises of Subsidiary and Duke, and all property, real, personal and mixed, and all debts due to each of them on whatever account, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate, whether by deed or otherwise vested in Subsidiary and Duke or either of them, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the parties hereto shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent entities shall subsequently attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

3.2  Additional Actions.  If, at any time after the Effective Date of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Subsidiary acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation may execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE 4

AMENDMENT; EFFECTIVE DATE

4.1  Amendments.  The Board of Directors of Parent, Duke and Subsidiary may amend this Agreement at any time before the Effective Date, provided, however, that an amendment made subsequent to the approval of the Merger by the stockholders of Subsidiary shall not (a) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the shares of Subsidiary Stock, (b) alter or change any term of the certificate of incorporation of Duke, except to cure any ambiguity, defect or inconsistency or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Subsidiary Stock.

4.2. Effective Date. The effective date of the Merger (“Effective Date”) shall be the date and time on and at which the Merger becomes effective under the laws of Delaware and is subject to the registration of the Exchange Shares pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission. The execution and delivery hereof by the Parent shall constitute the approval and adoption of, and consent to, the Merger Agreement and the transactions contemplated thereby in Parent capacity as the sole stockholder of the Subsidiary.

ARTICLE 5

MISCELLANEOUS

5.1  Termination.  This Agreement may be terminated and the Merger abandoned at any time before the filing of this Agreement the Secretary of State of Delaware, by the consent of the Boards of Directors of Parent, Subsidiary and Duke.

5.2  Captions and Section Headings.  As used herein, captions and section headings are for convenience only and are not a part of this Agreement and shall not be used in construing it.

5.3  Entire Agreement.  This Agreement and the other documents delivered pursuant hereto and thereto, or incorporated by reference herein, contain the entire agreement between the parties hereto concerning the transactions contemplated herein and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof.

5.4  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument.

5.5  Severability.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

5.6  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

5.7  No Third Party Beneficiaries.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

5.8  Governing Law.  This Agreement shall be construed in accordance with the laws of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Subsidiary and Duke have duly executed this Agreement as of the date first written above.

Parent:
UAS Drone Corp.
a Nevada corporation

/s/ Sagiv Aharon
Name: Sagiv Aharon
Tile: CEO

Subsidiary:
UAS Acquisition Corp.
a Delaware corporation

/s/ Erez Nachtomy
Name: Erez Nachtomy
Tile: President

Duke:
Duke Robotics, Inc.

a Delaware corporation

/s/ Sagiv Aharon
Name: Sagiv Aharon
Tile: CEO

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